Exhibit 10.5

AMERICAN FEDERAL SAVINGS BANK

MEMO

TO:	Bob Kemp
FROM:	Phil Bowman
RE:	Employment
DATE:	12/23/98

The following memo outlines the terms of your employment with the bank. If after you have read the memo you have any questions or concerns please to contact me. If these terms are acceptable please sign where indicated and return it to me. This offer shall expire on December 4, 1998. The terms are as follows:

1.
Employment Date: Shall Be as of November 30, 1998.

2.
Salary: You shall be compensated at the rate of $120,000 per annum, plus amount equal to thirty percent (30%) of the profits of the mortgage banking division or subsidiary. Profits of the company shall include the following as Gross Income: All fees, earned from origination and sale of residential mortgages by your entity. This shall specifically exclude any income derived from the interest rate spread difference, if any, between the coupon rate of the loan and the interest rate charged by the bank as the funding cost; any income derived from individual construction loans originated and sold to the bank; except for previously agreed origination fees. Expenses shall include all costs associated with originating residential mortgages including, but not limited to, rent, utilities, insurance benefits, payroll, payroll taxes, auto expenses, postage, office supplies, telephone expense, overhead fees for accounting, payroll administration, equipment rental and depreciation. It is agreed that the bank shall charge rental of $1,500 per month for the premises in which the company currently occupies and will charge a corporate overhead fee of $2,500 per month, and an amount which amortizes the cost of equipment, phones, and furnishings over a three year period.

4.
Benefits: You shall be entitled to vacation of three weeks, health insurance, life insurance if available, 401 K plan, and personal leave in accordance with existing terms and conditions as cited in the employee manual. It should be noted that the insurance program offered by the bank has a ninety day waiting period before it is effective. The bank is agreeable to provide an amount equal to the cost of the bank's insurance for your classification to be used to pay for insurance you select during the waiting period.

5.
Bonus: You shall not be entitled to participate in the company bonus plan. You are entitled to the profit sharing described in paragraph 2 above. It is agreed that the profit spits will be paid on a quarterly basis. In computing the quarterly profits of the entity it is agreed that for the first quarter of this year your salary and Mr. Cobles salary shall be deferred until the fourth quarter. In the event that the profits do not cover the total cost of the year the bank will withhold that amount from any future payment.

6.
Auto Allowance: You shall be paid during you employment an auto allowance of $500 per month.

7.
Stock Option: You shall be granted a stock option of 5,000 shares which will be subject to the 1998 Stock Option plan. The price shall be determined by the quoted stock price on the date your employment commences.

8.
Signing Bonus: You shall receive a signing bonus in the amount of $10,000 which shall be payable over the first two months. In the event you should leave the bank's employment within Twelve

  Months (12) from the commencement date the bonus shall be pro rated and repaid from any funds owed to you by the bank.

9.
Title: You shall have the title of Sr. Vice President/Mortgage Operations.

10.
Job Description: You shall be responsible for origination, underwriting, settlement, and sale to third parties of residential loans commonly referred to Freddie/FNMA, extended loans and non-conforming (subprime) loans and any such other residential permanent loan programs that shall be added at a later time.

11.
Probationary Period: The bank provides for a mandatory 90 day probationary period for all employees. Please see employee manual regarding the probationary period.

12.
In the event you resign from the company you will agree that no employee of the bank shall be employed by you or any entity with whom you are employed for a period of one year and you will not seek to solicit any mortgage companies from whom the bank or its entity is doing business for a period of six months.

13.
After six months the bank will agree to entertain a formal contract which would provide for the following: 1) provide severance of six months in the event the bank discharges you for reasons other than "cause" (as described in the attached addendum) and 2) to provide that in the event of a change of control in which AFSB's management does not survive and you are not hired severance equal to number of months you have employed by the bank or one year whichever is less; or if you are retained but choose to leave severance in an amount equal to the number of months you have been employed or six months whichever is less. In the event that you choose to leave but do not take any severance then in that event; the restriction cited in paragraph 12 regarding solicitation of mortgage companies shall be null and void. The terms and conditions of the proposed contract shall be subject to approval in accordance the Office of Thrift Supervision.

If this is satisfactory please initial where indicated and return the copy to me.

Agreed & Accepted this    day of December, 1998.

/s/ ROBERT N. KEMP, JR. Robert N. Kemp, Jr.